Exhibit 99.1

Paul Broyer
Candela Corporation
508-358-7400 x435

CANDELA ANNOUNCES FIRST FISCAL QUARTER EARNINGS

Wayland, MA — October 24, 2006 — Candela Corporation (NASDAQ: CLZR) announced today that revenues for its first fiscal quarter grew 19% for the same quarter a year earlier.

The Company also reported after tax earnings per share of $0.18 compared to $0.13 a year earlier.  Included in the earnings per share was a charge for stock option expense of $855,000, Palomar related litigation expense of $500,000, and a gain on the sale of a minority interest in SOLX, Inc. of $3,540,000.  When adjusting for these three items, earnings per share were $0.13.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, said: “We are pleased with the quarter.  We have set our goals for the full year at 15% - 18% top line growth, and operating profits at 15% - 18% exclusive of extraordinary litigation expenses. We are where we expected to be following our first quarter.”

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 18 years ago, and currently has an installed base of 10,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the patent litigation with Palomar Medical Technologies, Inc., (PMTI), dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 1, 2006.  Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based

CANDELA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2006	July 1, 2006
	(Unaudited)

Assets

Current assets:
Cash and cash equivalents	$28,813	$40,360
Marketable securities	24,643	27,332
Accounts receivable, net	31,759	34,273
Notes receivable	803	1,611
Inventories	16,742	16,666
Other current assets	3,387	1,756

Total current assets	106,147	121,998

Property and equipment, net	3,215	3,302

Long-term investments	14,519	11,953
Other assets	13,108	11,923

Total assets	$136,989	$149,176

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$7,944	$15,968
Accrued payroll and related expenses	3,538	5,728
Accrued warranty	5,828	5,868
Income taxes payable	2,319	933
Other accrued liabilities	5,381	5,290
Current liabilities of discontinued operations	1,287	1,287
Deferred income	8,140	8,342
Total current liabilities	34,437	43,416

Other long-term liabilities	5,628	5,748

Stockholders’ equity
Common stock	259	259
Less: Treasury stock	(21,265)	(12,997)
Additional paid-in capital	65,122	64,234
Accumulated earnings	52,699	48,280
Cumulative translation adjustment	109	236
Total stockholders’ equity	96,924	100,012

Total liabilities and stockholders’ equity	$136,989	$149,176

CANDELA CORPORATION (Nasdaq: CLZR)
Condensed Consolidated Statements of Income (unaudited)
(amounts in thousands, except per share amounts)

	For the three months ended:
	September 30,	October 1,
	2006	2005

Revenue	$33,474	$28,087
Cost of sales	16,048	13,535

Gross profit	17,426	14,552

Operating expenses:
Research and development	3,600	1,642
Selling, general and administrative	11,080	8,717

Total operating expenses	14,680	10,359

Income from operations	2,746	4,193

Other income:
Interest income	763	248
Other income	3,506	62

Total other income	4,269	310

Income before income taxes	7,015	4,503

Provision for income taxes	2,596	1,486

Net income	$4,419	$3,017

Net income per share of common stock:
Basic:	$0.19	$0.13
Diluted:	$0.18	$0.13

Weighted average shares outstanding	23,530	22,515

Diluted weighted average shares outstanding	24,044	23,229